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                                                                      EXHIBIT 12

                                    HCA INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE QUARTERS MARCH 31, 2005 AND 2004
                             (DOLLARS IN MILLIONS)

                                                                QUARTER
                                                              -----------
                                                              2005   2004
                                                              ----   ----
EARNINGS:
Income before minority interests and income taxes...........  $703   $597
Fixed charges, excluding capitalized interest...............   196    165
                                                              ----   ----
                                                              $899   $762
                                                              ====   ====
FIXED CHARGES:
Interest charged to expense.................................  $164   $135
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    32     30
                                                              ----   ----
Fixed charges, excluding capitalized interest...............   196    165
Capitalized interest........................................     6      9
                                                              ----   ----
                                                              $202   $174
                                                              ====   ====
Ratio of earnings to fixed charges..........................  4.44   4.38